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                                                                    EXHIBIT 23.2

Williamson Petroleum Consultants, Inc.


HOUSTON


MIDLAND







                    CONSENT OF INDEPENDENT ENGINEERS

Williamson Petroleum Consultants, Inc. (Williamson) hereby consents to the references to Williamson and our review entitled "Review of Oil and Gas Reserves and Associated Net Revenues to the Interests of HS Resources, Inc. as Prepared by HS Resources, Inc., Effective December 31, 1995, Constant Pricing Economics, Williamson Project 5.8339" in the HS Resources, Inc. Registration Statement Form S-4 to be filed with the Securities and Exchange Commission on or about January 6, 1997.


                                     /s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.
                                     WILLIAMSON PETROLEUM CONSULTANTS, INC.


Houston, Texas
January 3, 1997






1010 LAMAR STREET


SUITE 1000


HOUSTON, TEXAS


77002-6314


713.658.8278


FAX 713.658.0218